EXHIBIT 23
                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Duckwall-ALCO Stores, Inc. of our report dated March 17, 2000, relating to the consolidated balance sheets of Duckwall-ALCO Stores, Inc.
as of January 30, 2000, and January 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 30, 2000, which report appears in the January 30, 2000 annual report on Form 10-K of Duckwall-
ALCO Stores, Inc.



     /s/  KPMG LLP
          KPMG LLP

          Wichita, Kansas
          April 26, 2000


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